EXHIBIT 99.1

TOR Minerals Announces Distribution Agreement

CORPUS CHRISTI, Texas, September 6, 2006 TOR Minerals International (Nasdaq:TORM), producer of natural titanium dioxide pigments and specialty aluminas, today announced an agreement with Lake Chemicals and Minerals Ltd. to distribute HITOX® titanium dioxide products in the United Kingdom and Ireland.

Lake Chemicals and Minerals is a leading specialty chemical distributor in the United Kingdom and Ireland.  For TOR Minerals, Lake will focus on furthering the market development of HITOX Standard and TOR’s newly developed HITOX SF (Super Fine) product, which offers enhanced opacity and gloss properties in paint, coatings and plastics applications.  As unique color pigments, both HITOX Standard and HITOX SF offer significant cost savings in many colored formulations through the reduction of expensive organic and inorganic pigments as well as in partially replacing white titanium dioxide.

“We chose Lake based on its reputation as a technical leader and significant experience working with the applications we are targeting,” commented Dr. Olaf Karasch, TOR Minerals’ Chief Executive Officer.  “Our unique HITOX titanium dioxide products are a very good complement to their offering.”

Dr. Karasch continued, “There is a significant market opportunity for sales of HITOX products in Europe, which was not a focus of the company in the past.  At the beginning of the year, we bolstered our sales efforts and have seen a significant increase in European HITOX sales during the first half of the year.  This agreement will enhance our local technical sales and support capabilities in the United Kingdom and Ireland, one of the largest regional markets in Europe.”

About TOR Minerals

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia. www.torminerals.com

About Lake Chemicals and Minerals Ltd.

Lake Chemicals and Minerals Ltd. is a Technical Distribution Specialist with head office in Redditch, UK, responsible for the sales and marketing of specialty chemicals, minerals and technical products to customers in the UK and Ireland.  www.lakecm.co.uk

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg
Beacon Street Group, LLC
(817) 310-0051